Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated April 11, 2014, except for the effect of the share split described in Note 1.3 of the consolidated financial statements, as to which the date is July 3, 2014, relating to the consolidated financial statements of iDreamsky Technology Limited which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shenzhen, the People’s Republic of China

August 1, 2014